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                                                                   EXHIBIT 10(q)

                          Commonwealth Pharmaceuticals
                                 P.O. Box 1792
                       Grand Cayman, British West Indies
      Phone:  (800) 801-9276 --  Toll Free Numbers -- FAX: (800) 259-0758



                           CONTRACT WITH DISTRIBUTOR

THIS AGREEMENT, made in duplicate this 2nd day of Nov., 1995, A.D., by and between ADVANCED VIRAL RESEARCH CORPORATION, 848 Brickell Avenue, Suite 415, Miami, Florida 33131, incorporated under the laws of Florida, hereinafter called "Company", and COMMONWEALTH PHARMACEUTICALS, P.O. Box 1792, Grand Cayman, Cayman Islands, British West Indies, a Caymanian Corporation, hereinafter called "Distributor" for the territory of Saudi Arabia.

WITNESSETH:

1. Company hereby grants to Distributor the rights to import, warehouse, market, sell, and distribute the anti-viral pharmaceutical product, known by the name "RETICULOSE" within the territory and country of Saudi Arabia, and only in that country (the "territory").

2. Company assumes no responsibility for any misuse, improper use other than recommended by the appropriate medical authorities, or illegal use of the product, RETICULOSE.

3. Distributor hereby accepts the above rights to sell RETICULOSE in said territory, and agrees to make all sales hereunder in accordance with this agreement. Distributor further agrees to work and develop to the satisfaction of the Company the aforementioned territory, and not sell RETICULOSE outside thereof.

4. It is agreed that this agreement does not constitute Distributor the agent or legal representative of Company for any purpose whatsoever. Distributor is NOT granted any right or authority to assume or create any obligation or responsibility, expressed or implied, in behalf of or in the name of the Company or to bind the Company in any manner or thing whatsoever.

5. This agreement shall continue in force and govern all transactions and relations between the parties hereto for a period of time of three (3) years from the time that import approval for RETICULOSE is granted by the government of any of the countries comprising the territory and country which is the subject of this agreement. The term may be extended by mutual agreement at the end of the three(3) year period.

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CONTRACT WITH DISTRIBUTOR                                                Page 2


6.    No change, addition, or erasure of any portion of this agreement
      (except filling in of blank lines) shall be valid or binding upon either party. It is declared by both parties that there is no oral or other agreements or understandings between them affecting this agreement, or related to the selling of RETICULOSE. This agreement supercedes all previous agreements between the parties.

7. Company agrees that for so long a time as Distributor shall continue to sell RETICULOSE in a manner and to an extent and quantity satisfactory to the Company, and while this agreement shall be and remain in effect, no other or different person, firm or corporation will be granted the rights of selling RETICULOSE in the aforesaid territory.

In order to be eligible for the exclusive right to import, market, and sell RETICULOSE, Distributor must be willing to pay prorated on the first 250,000 ampules sold $250,000.00 (U.S. Dollars) for this exclusivity. In addition, the following minimum annual purchase of RETICULOSE is hereinunder established.


              Year 1..........Minimum Purchase of   20,000  Ampules
              Year 2..........Minimum Purchase of   80,000  Ampules
              Year 3..........Minimum Purchase of  200,000  Ampules

In the event that Distributor fails to meet annual minimum purchase requirements, Company may, at its discretion, declare this agreement Null and Void. The Distributor agrees to incur at his own expense all necessary testing and administrative costs to register Reticulose and apply for and obtain approval for Reticulose from the Ministry of Health Saudi Arabia.

8. This agreement constitutes a personal contract, however Distributor may transfer or assign same or any part thereof with Company's consent.

9. Distributor agrees to pay Company for RETICULOSE according to the attached schedule of prices, which said schedule of prices may be changed from time to time without notice (see attached price schedule).

ALL PRICES ARE F.O.B. FREEPORT, BAHAMAS

ALL PAYMENT FOR ALL ORDERS WILL BE MADE BY PAYMENT IN ADVANCE OR WIRE TRANSFER OF FUNDS IN ADVANCE, IN U.S. DOLLARS.

10. Distributor agrees to provide Company with quarterly reports of his sales of RETICULOSE within his territory or country.

11. In case of termination of this agreement by either party for any reason, Company may, at its option, repurchase from distributor at the net price paid by Distributor to Company, plus actual freight on shipments to Distributor, any and all RETICULOSE


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CONTRACT WITH DISTRIBUTOR                                                Page 3


      on hand in Distributor's place of business or in the possession of the Distributor. Upon demand and the tender by Company of the repurchase price, Distributor shall be obliged to deliver such goods to Company forthwith. Company reserves the right, however to reject any RETICULOSE which does not meet Company's specifications for quality, identity, purity, and labeling.

12. Notwithstanding anything herein contained to the contrary, Distributor undertakes and assumes full responsibility to secure and obtain all necessary and appropriate national, regional, and local government approvals, licenses, permits, and registrations and any other necessary documentations required to import and distribute RETICULOSE into and in the territory. In the event that Distributor is unable to secure and obtain all necessary and appropriate national, regional, and local government approvals, licenses, permits, and registrations and other necessary documents required to import and distribute RETICULOSE into the territory, within 365 calender days, from the date hereof, the Company may at it's option, terminate this agreement on ten (10) days written notice effective the date of sending such notice by registered mail, telegram, or telex.

13. The trade name "RETICULOSE" will belong to Advanced Viral Research Corporation, if registered for Company by Distributor, or any other agent.

14. If for any reason whatsoever Company deems it's interests may be imperiled, or in the case of incapacity, death or insolvency of Distributor, or in case an application is made to have Distributor declared bankrupt, then Company may, at its option, cancel this agreement without notice whatsoever to Distributor.

15. The failure of either party at any time to require performance by the other party of any provision hereof shall in no way effect the full right to require such performance at any time thereafter. Nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

16. Settlement of disputes: In the event of any dispute between the parties, regarding the interpretation or the application of this agreement, recourse will be handled by an arbitration panel of three arbitrators, one arbitrator to be chosen by each party, and the third arbitrator to be appointed by the two arbitrators. The decision of the arbitrators is final. It is understood, however, that this is a general form of agreement, designed for use in the United States of America, and in countries wherever Company may desire to sell RETICULOSE and that any provision herein which in anyway contravenes the laws of any country or jurisdiction, shall be deemed not to be a part of this agreement therein.

17. Advanced Viral Research Corporation reserves the right to make any design or manufacturing changes which will improve RETICULOSE's appearance, quality, or medical effectiveness, without notice to Company or Distributor. If any such



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CONTRACT WITH DISTRIBUTOR                                                Page 4

      changes are made, there will be no obligation on Company to make such changes upon any RETICULOSE previously shipped to Distributor.

18. Distributor shall NOT during the term of this agreement sell any pharmaceutical product of any other manufacturer which shall in any way compete with the sale of RETICULOSE, as covered by this agreement.

19. Distributor shall pay all excise or sales taxes or any taxes that may be required to be paid by Distributor or Company by statute or regulation of any government, outside the U.S., in Distributor's territory.

20. If during the term of this agreement Distributor shall have reason to believe it has a claim against Company, in respect of any transaction growing out of this agreement, Distributor shall in writing notify Company within thirty (30) days after Distributor knows or has reason to know the basis of any such claim. Failure to give such notice shall relieve the Company from any and all liability on any claim in respect of any transaction growing out of this agreement, notice and full details of which are not given to Company in writing within thirty (30) days after such determination. The provisions of this paragraph shall survive the termination of other provisions of this agreement.

21. If RETICULOSE is required for clinical testing purposes of the government of any of the countries in the territories for registration purposes, Company will provide these ampules up to a maximum of two hundred (200) ampules.

22. All laboratory or clinical studies initiated by the Distributor for which RETICULOSE is provided must first be approved by the Company. Th results of all studies, all research data and documentation and any research publications resulting from studies initiated by Distributor or any of his agents will belong to Company, and will be made use of at Company's discretion, and such studies are only permitted as part of this exclusive agreement. Said studies, research data, documentation, or publications to be provided to Company in the English language, in addition to the language of origin.

23. Distributor shall be responsible for product liability, and other such insurance to indemnify the company against any claims against the Company in such territory if available.

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CONTRACT WITH DISTRIBUTOR                                               Page 5


24. This agreement is not valid or binding until and unless executed by the President or duly authorized officer of Advanced Viral Research Corporation, and the President or duly authorized officer of the Distributor for the territory of Saudi Arabia.


IN WITNESS WHEREOF the parties hereto have hereunder set their hands and seals the day and year first above written.


ADVANCED VIRAL RESEARCH CORPORATION



/s/ William Bregman, Secretary Treas.
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DISTRIBUTOR FOR TERRITORY OF SAUDI ARABIA



/s/ Charles E. Miller, President
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Commonwealth Pharmaceuticals